CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,450,000	$284.45

Pricing supplement no. 1402 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 206-A-I dated March 4, 2011	Registration Statement No. 333-155535 Dated June 28, 2011 Rule 424(b)(2)

Structured Investments	$2,450,000 Capped Market Plus Notes Linked to a Brent Crude Oil Futures Contract due July 17, 2012

General

  The notes are designed for investors who seek to participate in the appreciation of the first nearby month (or, in some circumstances, the second nearby month) futures contract on Brent crude oil, stated in U.S. dollars per barrel, as made public by ICE Futures Europe, from and including the pricing date to and including the Observation Date, up to the Maximum Return of 15.00%, and who anticipate that the Contract Price will not be less than the Initial Contract Price by more than 30.00% on any day during the Monitoring Period. Investors should be willing to forgo interest payments and, if the Contract Price is less than the Initial Contract Price by more than 30.00% on any day during the Monitoring Period, be willing to lose some or all of their principal. If the Contract Price is not less than the Initial Contract Price by more than 30.00% on any day during the Monitoring Period, investors have the opportunity to receive the greater of (a) the Contingent Minimum Return of 7.50% and (b) the Contract Return, subject to the Maximum Return of 15.00% at maturity.
  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing July 17, 2012†
  Minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof
  The notes priced on June 28, 2011 and are expected to settle on or about July 1, 2011.
  The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Key Terms

Commodity Futures Contract:

The notes are linked to the first nearby month futures contract for Brent crude oil (Bloomberg symbol “CO1”) traded on ICE Futures Europe or, in some circumstances, the second nearby month futures contract for Brent crude oil (Bloomberg symbol “CO2”) traded on ICE Futures Europe, as described below.

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Contract Price is less than the Initial Contract Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	30.00%
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Commodity Futures Contract, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contract Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Contract Price is less than the Initial Contract Price.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Commodity Futures Contract, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Contract Return, subject to the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?” in this pricing supplement.

Maximum Return:	15.00%. Accordingly, the maximum payment at maturity is $1,150 per $1,000 principal amount note.
Contingent Minimum Return:	7.50%
Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Contract Return:	Ending Contract Price – Initial Contract Price Initial Contract Price
Initial Contract Price:	The Contract Price on the pricing date, which was $108.78
Ending Contract Price:	The Contract Price on the Observation Date
Contract Price:

On any trading day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by ICE Futures Europe (Bloomberg Ticker: “CO1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) on such trading day

Observation Date:	July 12, 2012†
Maturity Date:	July 17, 2012†
CUSIP:	48125XWC6
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement.

Investing in the Capped Market Plus Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 206-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$14.50	$985.50

Total	$2,450,000	$35,525	$2,414,475

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co. will receive a commission of $14.50 per $1,000 principal amount note and, will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $10.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Use of Proceeds” beginning on page PS-40 of the accompanying product supplement no. 206-A-I, as supplemented by “Supplemental Use of Proceeds” in this pricing supplement, and “Plan of Distribution” beginning on page PS-89 of the accompanying product supplement no. 206-A-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 28, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 206-A-I dated March 4, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated June 21, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 206-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 206-A-I dated March 4, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001577/e42537_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(1)

the Observation Date is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a single Commodity or a single Commodity Futures Contract” in the accompanying product supplement no. 206-A-I;

(2)

the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes”; and

(3)

for purposes of calculating the amount due and payable per $1,000 principal amount note upon acceleration due to an event of default as described under “General Terms of Notes — Payment upon an Event of Default” in the accompanying product supplement no. 206-A-I, the date of acceleration will also be deemed to be the last day of the Monitoring Period.

Selected Purchase Considerations

  CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Commodity Futures Contract, up to the Maximum Return of 15.00%, at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of 7.50% on the notes, for a minimum payment at maturity of $1,075 for every $1,000 principal amount note, subject to the Maximum Return of 15.00% and the credit risk of JPMorgan Chase & Co. Even if a Knock-Out Event has occurred, if the Ending Contract Price is greater than the Initial Contract Price, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Contract Return, subject to the Maximum Return of 15.00%. The maximum payment at maturity is $1,150 per $1,000 principal amount note, regardless of whether a Knock-Out Event has occurred. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED SOLELY TO THE CONTRACT PRICE OF BRENT CRUDE OIL FUTURES CONTRACTS — The return on the notes is linked solely to the official settlement price on ICE Futures Europe of the first nearby month (or, in some circumstances, the second nearby month) futures contract for Brent crude oil, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. The Contract Return reflects the performance of the Commodity Futures Contract, expressed as a percentage, from the Initial Contract Price to the Contract Price on the Observation Date. For additional information about the Commodity Futures Contract, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodity Futures Contracts” in the accompanying product supplement no. 206-A-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 206-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes, as described in the section entitled “Certain U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions” in the accompanying product supplement. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-1

rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract or in any exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Commodity Futures Contract. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 206-A-I dated March 4, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Commodity Futures Contract and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Contract Return is positive or negative. If the Contract Price is less than the Initial Contract Price by more than the Knock-Out Buffer Amount of 30.00% on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 30.00% will terminate. Under these circumstances, you could lose some or all of your principal.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Contract Price is greater than the Initial Contract Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 15.00%, regardless of the appreciation in the Commodity Futures Contract, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging or other trading activities of ours could result in substantial returns for us or our affiliates while the value of the notes declines.
  THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the Contract Price on any day during the Monitoring Period is less than the Initial Contract Price by more than the Knock-Out Buffer Amount of 30.00%, you will at maturity be fully exposed to any depreciation in the Commodity Futures Contract. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Contract Price is less than the Initial Contract Price, you will lose 1% of the principal amount of your investment for every 1% that the Ending Contract Price is less than the Initial Contract Price. You will be subject to this potential loss of principal even if the Commodity Futures Contract subsequently increases such that the Contract Price is less than the Initial Contract Price by up to the Knock-Out Buffer Amount of 30.00%, or is equal to or greater than the Initial Contract Price. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF 7.50% MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the Contract Price on any day during the Monitoring Period is less than the Initial Contract Price by more than the Knock-Out Buffer Amount of 30.00%, you will not be entitled to receive the Contingent Minimum Return of 7.50% on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any depreciation in the Commodity Futures Contract.
  RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT IS VOLATILE — The likelihood that the Contract Price will be less than the Initial Contract Price by more than the Knock-Out Buffer Amount of 30.00% on any day during the Monitoring Period, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the Contract Price of the Commodity Futures Contract — the frequency and magnitude of changes in the Contract Price of the Commodity Futures Contract. The Contract Price of the Commodity Futures Contract may experience significant volatility. See “Prices of Commodity Futures Contracts are Characterized by High and Unpredictable Volatility” below.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold the notes to maturity.
  WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-2

determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — C. Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 206-A-I for more information.

  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Commodity Futures Contract. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain agricultural commodities, energy commodities and metals. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
  PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the Commodity Futures Contract. See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below. The Contract Price of the Commodity Futures Contract is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
  THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Contract Price of the Commodity Futures Contract, we expect that generally the market value of the notes will depend in part on the market price of Brent crude oil. The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
  FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Commodity Futures Contract will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Commodity Futures Contract and, therefore, the notes.
  THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT IS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF BRENT CRUDE OIL FUTURES CONTRACTS AS DETERMINED BY ICE FUTURES EUROPE, AND THERE ARE CERTAIN RISKS RELATING TO THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT BEING DETERMINED BY ICE FUTURES EUROPE — Futures contracts on Brent crude oil are traded on ICE Futures Europe. The Contract Price of the Commodity Futures Contract will be determined by reference to the official settlement price on ICE Futures Europe of the Commodity Futures Contract, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-3

  A DECISION BY ICE FUTURES EUROPE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT — If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the Contract Price of the Commodity Futures Contract to decline significantly.
  SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to the Commodity Futures Contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index. The Contract Price of the Commodity Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.
  OWNING THE NOTES IS NOT THE SAME AS OWNING THE COMMODITY FUTURES CONTRACT — The return on your notes will not reflect the return you would realize if you actually purchased the Commodity Futures Contract or exchange-traded or over-the-counter instruments based on the Commodity Futures Contract. You will not have any rights that holders of such assets or instruments have.
  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE PRICE OF THE COMMODITY FUTURES CONTRACT, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the Commodity Futures Contract and, therefore, the value of your notes.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the price of the Commodity Futures Contract on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the volatility, frequency and magnitude of changes in the Contract Price of the Commodity Futures Contract;
    supply and demand trends for Brent crude oil and the Commodity Futures Contract;
    the time to maturity of the notes;
    whether a Knock-Out Event is expected to occur;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-4

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Initial Contract Price of $110 and reflect the Contingent Minimum Return of 7.50%, the Maximum Return of 15.00% and the Knock-Out Buffer Amount of 30.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return

Ending Contract Price	Contract Return	Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)

$198.000	80.00%	15.00%	15.00%
$181.500	65.00%	15.00%	15.00%
$165.000	50.00%	15.00%	15.00%
$154.000	40.00%	15.00%	15.00%
$143.000	30.00%	15.00%	15.00%
$132.000	20.00%	15.00%	15.00%
$126.500	15.00%	15.00%	15.00%
$121.000	10.00%	10.00%	10.00%
$118.250	7.50%	7.50%	7.50%
$115.500	5.00%	7.50%	5.00%
$112.750	2.50%	7.50%	2.50%
$110.000	0.00%	7.50%	0.00%
$104.500	-5.00%	7.50%	-5.00%
$99.000	-10.00%	7.50%	-10.00%
$93.500	-15.00%	7.50%	-15.00%
$88.000	-20.00%	7.50%	-20.00%
$77.000	-30.00%	7.50%	-30.00%
$76.989	-30.01%	N/A	-30.01%
$66.000	-40.00%	N/A	-40.00%
$55.000	-50.00%	N/A	-50.00%
$44.000	-60.00%	N/A	-60.00%
$33.000	-70.00%	N/A	-70.00%
$22.000	-80.00%	N/A	-80.00%
$11.000	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

(1) The Contract Price is not less than the Initial Contract Price by more than 30.00% on any day during the Monitoring Period.

(2) The Contract Price is less than the Initial Contract Price by more than 30.00% or more on any day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the Contract Price increases from the Initial Contract Price of $110 to an Ending Contract Price of $112.75. Because a Knock-Out Event has not occurred and the Contract Return of 2.50% is less than the Contingent Minimum Return of 7.50%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note.

Example 2: A Knock-Out Event has not occurred, and the Contract Price decreases from the Initial Contract Price of $110 to an Ending Contract Price of $104.50. Because a Knock-Out Event has not occurred and the Contract Return of -5% is less than the Contingent Minimum Return of 7.50%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note.

Example 3: A Knock-Out Event has not occurred, and the Contract Price increases from the Initial Contract Price of $110 to an Ending Contract Price of $121. Because a Knock-Out Event has not occurred and the Contract Return of 10% is greater than the Contingent Minimum Return of 7.50% but less than the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

Example 4: A Knock-Out Event has occurred, and the Contract Price decreases from the Initial Contract Price of $110 to an Ending Contract Price of $99. Because a Knock-Out Event has occurred and the Contract Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 5: A Knock-Out Event has occurred, and the Contract Price increases from the Initial Contract Price of $110 to an Ending Contract Price of $121. Because a Knock-Out Event has occurred and the Contract Return of 10% is less than the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

Example 6: The Contract Price increases from the Initial Contract Price of $110 to an Ending Contract Price of $165. Because the Contract Return of 50% is greater than the Maximum Return of 15.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, the maximum payment on the notes.

These returns and payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-5

Historical Information

The following graph sets forth the historical performance of the Commodity Futures Contract based on the weekly historical Contract Prices from January 6, 2006 through June 24, 2011. The Contract Price on June 28, 2011 was $108.78. We obtained the Contract Prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on any day during the Monitoring Period, or on the Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments — Capped Market Plus Notes Linked to of Brent Crude Oil Futures Contracts	PS-6